Exhibit 10.8

TRANSITIONAL SERVICES AGREEMENT

        This Transitional Services Agreement (this “Agreement”) is entered into as of the ___ day of __________, 2005, by and between OMEGA FLEX, INC., a Pennsylvania corporation (“Omega”), and MESTEK, INC., a Pennsylvania corporation, (“Mestek”). Mestek is sometimes referred to herein as “Service Company”.

        WHEREAS, Omega was formerly a subsidiary of Mestek.

        WHEREAS, concurrently with the execution of this Agreement, Mestek has distributed the Omega common stock owned by Mestek to the Mestek shareholders, as provided in the Separation and Distribution Agreement of even date herewith (the “Distribution”).

        WHEREAS, prior to the Distribution, Omega obtained various services from Mestek for corporate level functions, including without limitation legal, financial, tax, and corporate purchasing services.

        WHEREAS, Omega believes that it is in the interest of Omega to continue to utilize such corporate services from Mestek after the effective date of the Distribution and as provided in the Separation and Distribution Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Services. Mestek shall offer to provide to Omega, the services described in Exhibit A attached hereto and incorporated herein by reference (the “Services”) which consist of legal, financial, tax, corporate purchasing, and such other Services set forth in Exhibit A, for the term of this Agreement. Omega may, but is not required to, use the Services for the conduct of Omega’s business, from time to time or at any time. There is no limit on the number of occasions that Omega may use the Services, nor is there any limit on the duration of the Services provided by Mestek to Omega. The parties may periodically review Omega’s utilization history of the Services not more frequently than six (6) months, and based on the historical and projected future utilization of the Services by Omega, the parties may, upon mutual agreement, equitably adjust the service fees set forth below.

2.     Service Boundaries. (i) Mestek shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Mestek for Omega immediately prior to the date of this Agreement; and (ii) the Services will be available only for purposes of conducting the business of Omega substantially in the manner it was conducted prior to the date of this Agreement.

3.     Impracticability. Mestek shall not be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Mestek, including without limitation, unfeasible technological requirements, or to the extent the performance of such Services would require Mestek to violate any applicable laws, rules or regulations or would result in the breach of any applicable agreement.

4.     Additional Resources. In providing the Services, Mestek shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; or (iii) purchase, lease or license any additional facilities, equipment or software.

5.     Personnel. Subject to Section 4, above, Mestek will provide Services by utilizing the Services of such executives, accountants, financial advisers, attorneys, and other persons as have the necessary qualifications to render the Services. If necessary, Mestek, after consultation with Omega, may also arrange for the Services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the Services supplied under this Agreement.

6.     Compensation and Allocation. Mestek will provide the Services for an annual fee of $50,000, payable monthly in equal installments in advance on the first day of each month during the term of this Agreement, as it may be extended or renewed. The fee may be adjusted by the parties upon mutual agreement as set forth in Section 1, above. In addition, in partial consideration for the legal services to be provided by the Mestek Legal Department under this Agreement, Omega shall pay twenty percent of the salary of Mestek’s Associate General Counsel, with such payments being made directly to such individual.

7.     Term and Modification.

    A.        Term. The term of this Agreement shall commence on the date of this Agreement and shall remain in effect for one year, and shall thereafter be automatically renewed for two additional one-year terms unless terminated by either party by written notice given not less than ninety (90) days prior to the expiration of the initial or any renewal term. Services shall be provided up to and including the expiration date of this Agreement, subject to earlier termination as provided herein.

    B.        Modification of Services. Omega may modify its selection of Services at any time during the calendar year by giving Mestek written notice of the different or additional Services it wishes to receive, and/or the Services it no longer wishes to receive, from Mestek. The requested modification in Services shall take effect on the first day of the first calendar month beginning at least thirty (30) days after Omega sent written notice to Mestek.

    C.        Modification of Other Terms and Conditions. No other amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

        This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of any applicable federal, state or local law, including the rules or regulations applicable to any licensed professionals employed by Mestek and who may render any of the Services.

8.     Notice. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Omega:	Omega Flex, Inc.	To Mestek:	Mestek, Inc.
	451 Creamery Way		260 North Elm Street
	Exton, PA 19341		Westfield, MA 01085
	Attn: President		Attn: President

    9.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania without regard to their conflict of laws provisions.

    10.        Entire Agreement. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and are of no further force and effect.

    11.        Waiver. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

    12.        Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party’s rights, interests or obligations hereunder may be made without the other party’s consent, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that, subject to the requirements of applicable state and federal regulatory law, either party may assign its rights, interests or obligations under this Agreement to an affiliate as that term is defined in the 1935 Act, without the consent of the other party.

    13.        Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

    14.        Effective Date. This Agreement is effective the date first written above.

[Signature page immediately follows]

        IN WITNESS WHEREOF, the parties have caused this Transitional Services Agreement to be duly executed as of the date first above mentioned.

OMEGA FLEX, INC. BY: /S/ Kevin R. Hoben —————————————— Kevin R. Hoben President

MESTEK, INC. BY: /S/ —————————————— NAME TITLE

EXHIBIT A

DESCRIPTION OF SERVICES OFFERED BY MESTEK

UNDER THE TRANSITIONAL SERVICES AGREEMENT

1.     Accounting. Provide advice and assistance to Omega Flex in accounting matters, including the development of accounting practices, procedures and controls, the maintenance of the general ledger and related subsidiary systems, the preparation and analysis of financial reports, and the processing of certain accounts such as accounts payable, account receivable, and payroll.

2.     Auditing. Periodically audit the accounting records and other records maintained by Omega Flex and coordinate their examination, where applicable, with that of independent public accountants. The audit staff will report on their examination and submit recommendations, as appropriate, on improving methods of internal control and accounting procedures.

3.     Legal Regulatory. Provide advice and assistance with respect to legal and regulatory issues as well as regulatory compliance, including Exchange Act authorizations and compliance and regulatory matters under other Federal and State laws.

4.     Human Resources. Advise and assist Omega Flex in the formulation and administration of human resources policies and programs relating to the relevant Omega Flex’s labor relations, personnel administration, training, wage and salary administration and safety.

5.     Executive and Administrative. Advise and assist Omega Flex in the solution of major problems and in the formulation and execution of the general plans and policies of Omega Flex. Advise and assist Omega Flex as to operations, the issuance of securities, the preparation of filings arising out of or required by the various Federal and State securities, business, public utilities and corporation laws, the selection of executive and administrative personnel, the representation of Omega Flex before regulatory bodies, proposals for capital expenditures, budgets, financing, acquisition and disposition of properties, expansion of business, rate structures, public relationships and other related matters.

6.     Supply Chain. Advise and assist Omega Flex in the procurement of real and personal property, materials, supplies and services, conduct purchase negotiations, prepare procurement agreements and administer programs of material control.

7.     Tax. Advise and assist Omega Flex in the preparation of Federal and other tax returns, and generally advise Omega Flex as to any problems involving taxes including the provision of due diligence in connection with acquisitions.

8.     Corporate Secretary. Provide all necessary functions required of a publicly held corporation. Coordinate information and activities among shareholders, the transfer agent, and Board of Directors. Provide direct services to security holders. Prepare and file required annual and interim reports to shareholders and the SEC. Conduct the annual meeting of shareholders and ensure proper maintenance of corporate records.